SECONDARY MARKET SUPPORT SERVICES AGREEMENT

This Agreement is made as of January 27, 2020, by and among Angel Oak Dynamic Financial Strategies Income Term Trust, a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a Delaware statutory trust (“Fund”), Angel Oak Capital Advisors, LLC, a Delaware limited liability company (“Adviser”), and Destra Capital Advisors LLC, a Delaware limited liability company (“Destra”).

WHEREAS, the Fund is operated as a closed-end management investment company under the 1940 Act and its common shares (“Common Shares”) are registered under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, Adviser is an investment adviser registered under the Investment Advisers Act of 1940 and is the investment adviser to the Fund; and

WHEREAS, the Fund and Adviser wish to retain Destra to provide the Services (as defined herein) under the terms and conditions stated herein, and Destra is willing to provide such Services for the compensation set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1.	APPOINTMENT. The Fund and Adviser hereby retains Destra to furnish, and Destra hereby agrees to furnish, the Services.

2.	SERVICES AND DUTIES OF DESTRA. From the date of this Agreement until the termination or expiration of this Agreement, Destra shall:

(a)

provide ongoing contact with respect to the Fund and its performance with financial advisors that are representatives of financial intermediaries, including providing investor relations materials (to the extent deemed advisable by Destra) that are prepared by, or reviewed and approved by, the Adviser and/or the Fund, with a view to keeping such financial advisors informed regarding the benefits to their clients of investing in the Fund;

(b)	respond to questions from shareholders, prospective shareholders, financial advisors and the public regarding the Fund;

(c)	communicate with the stock exchange specialist for the Fund’s shares, and with the closed-end fund analyst community regarding the Fund on a regular basis (no less frequently than quarterly);

(d)	host an annual conference or meetings with the closed-end fund analyst community at which the Fund and its portfolio managers will be highlighted;

(e)

at the election of the Fund, host the Fund’s website and maintain such website with such information about the Fund as is initially agreed by Destra, Adviser and the Fund, with performance, financial and other data regarding the Fund to be provided to Destra by the Fund or Adviser promptly as such data becomes available, and with such other information about the Fund to be provided to Destra by the Fund or Adviser from time to time. Such services shall include the following:

(i)	ensure all updates to the Fund’s website are completed within a timely manner;

(ii)

provide data, software and hardware security protections for the Fund’s website consistent with best industry practices, including but not limited to use of network “firewalls,” the latest patches and restrictive access to data networks and server equipment; secure or back-up all data, files, file systems and other material used on the Fund’s website and storing such material (i) in a different city from where such website is hosted and (ii) in a manner that can be retrieved easily and economically in the case of data and file loss;

(iii)	restore promptly the operation of the Fund’s website in the event of disaster or other event that halts or significantly interferes with the operation of the servers hosting the Fund’s website;

(iv)

provide periodic check-ups to ensure the Fund’s website is up to date, that the Fund’s domain name directs and resolves to the Fund’s website and that all links within the Fund’s website function as intended;

(v)

provide information of each time the Fund’s website is accessed and indicating the time allotment as well as the materials accessed and providing such information to management of the Fund on a quarterly basis (unless reasonably requested by management of the Fund more frequently); and

(vi)	provide necessary ongoing technical assistance with respect to subclauses (i) through (v);

(f)	provide quarterly reports to the Fund and its Board of Trustees summarizing Destra’s activities in respect of the Fund; and

(g)	at the election of the Fund, assist in the solicitation of proxies from shareholders;

(h)

in the event the Fund conducts a rights offering or a secondary offering of securities, at the request of the Fund, assist in the structuring of the offering and the development of communications to the public and to financial advisers regarding the offerings;

(i)	be available to assist in the development of communications regarding modifications to the Fund’s structure, dividends, investment policies or otherwise;

(j)

make necessary filings with FINRA or other regulators of Fund communications with the public and assure compliance by the Fund with applicable regulatory requirements in connection with communications to the public, as well as financial intermediaries and analysts;

(k)	maintain a dedicated toll-free number for shareholder support and marketing requests on an ongoing basis; and

(l)	provide such other services as to which the Fund and Destra may from time to time mutually agree (collectively, (a) through (g), the “Services”).

Destra acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Fund or the Common Shares other than (i) information contained in the Fund’s public statements or filings with the Securities and Exchange Commission (the “SEC”) and (ii) any other information approved in writing by the Fund for use by Destra in connection with the performance of the Services by Destra.

3.

COMPLIANCE WITH THE FUND’S GOVERNING DOCUMENTS AND APPLICABLE LAW. In all matters pertaining to the performance of this Agreement, Destra will act in accordance with the written directions of the Adviser and the Fund, and will conform to, and comply with, the requirements of the 1940 Act, the Securities Act and the rules and regulations thereunder and state securities laws and regulations.

4.

EXCLUSIVITY. The services of Destra hereunder are not deemed to be exclusive, and Destra and its officers, employees and affiliates may without the prior written consent of the Fund, render such services to others.

5.	REPRESENTATIONS AND WARRANTIES OF DESTRA.

(a)

Destra represents and warrants that (i) it has obtained all necessary registrations, licenses and approvals in order to perform the Services contemplated by this Agreement and (ii) is registered as a registered investment adviser with the SEC. Destra covenants to maintain all necessary registrations, licenses and approvals to perform the Services contemplated by this Agreement in effect during the term of this Agreement.

(b)

Destra agrees that it shall promptly notify Adviser and the Fund (i) in the event that the SEC or any other authority (including any self-regulatory or state authority) has censured its activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions, (ii) before there is a change of control of Destra or any change in the senior management of Destra or (iii) of any change to Destra that is reasonably expected to adversely affect its ability to perform the Services contemplated by this Agreement.

(c)

Destra represents and warrants that (i) it is a validly existing entity and has full limited liability company power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms and (iii) the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the performance of the Services will not constitute a breach of, or default under, its constituent documents, other instruments to which Destra is a party or by which Destra is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(d)	Destra acknowledges that it shall act as an independent contractor in providing the Services.

(e)

Destra acknowledges and agrees that none of the Fund, or the legal or accounting advisors to the Fund with respect to the Fund, is an advisor to Destra as to legal, tax, accounting or regulatory matters in any jurisdiction and Destra shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Services contemplated hereby.

(f)

Destra represents and warrants that (i) it has not compensated, directly or indirectly, any third party in connection with securing the Fund as a client and (ii) it will not share its fees with any third party, without the prior written consent of the Fund.

(g)	Destra acknowledges that all rights and interests to the Fund’s domain name are owned by the Fund.

6.	PERFORMANCE OF SERVICES STANDARDS.

(a)

Destra shall perform the Services (i) using sound, commercial practices and in a competent and professional manner by personnel who are knowledgeable, qualified and trained in performing each of the Services and (ii) in accordance with any written direction by the Fund in order for the Fund to ensure that such Services are in compliance with the Fund’s legal, regulatory and compliance obligations.

(b)	Destra shall cooperate with the authorized directors, officers, employees, subcontractors and agents of the Fund in performing Services as reasonably requested by the Fund.

(c)	Destra shall use best industry practices to scan for any computer viruses, worms, time bombs, Trojan horses or other harmful or destructive code in performing the Services, as applicable.

(d)	Destra shall ensure that the Fund’s domain name shall direct and resolve to the Fund’s website.

(e)

At the election of the Fund, Destra shall ensure that the Fund’s website and the related Services performed hereunder, as applicable, shall conform to and operate in accordance with functional and technical specifications, as agreed by Destra and the Fund.

(f)

At the election of the Fund, Destra shall operate the Fund’s website such that the Fund’s website shall not infringe, violate, misappropriate or misuse the patent, trademark, copyright, trade secret, privacy rights or other intellectual property of any party; provided, that, Destra shall not be responsible for any material, marks or intellectual property provided by the Fund.

(g)

At the election of the Fund, Destra shall operate the Fund’s website, including the collection and processing of data relating to persons, in a manner not to infringe on any applicable law, including without limitation applicable privacy laws.

7.	REPRESENTATIONS AND WARRANTIES OF THE FUND.

(a)

The Fund agrees with Destra that it shall promptly notify Destra (i) in the event that the SEC or any other regulatory authority has censured in writing the Fund’s or the Adviser’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings that may result in any of these actions, (ii) in the event that there is a change of control of the Fund or (iii) of any change to the Fund that materially and adversely affects the Fund’s ability to perform its obligations under this Agreement.

(b)

The Fund represents and warrants to Destra that (i) it is a validly existing entity and has the corporate power and authority under applicable laws and by its organizational documents to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms, and (iii) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which the Fund is a party or by which the Fund is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over.

8.	COMPENSATION.

(a)

As compensation for the Services to be provided by Destra under this Agreement, Adviser shall pay to Destra a monthly services fee calculated in an annual amount equal to (i) 0.12% (12 bps) of the average aggregate daily value of the Fund’s Managed Assets for one year commencing on upon the IPO listing and (ii) an annual amount equal to 0.10% (10 bps) of the average aggregate daily value of the Fund’s Managed Assets if the Fund’s Managed Assets are less than $500 million or 0.07% (7 bps) if the Fund’s Managed Assets are greater than $500 million or 0.07% (7 bps) if the Fund’s Managed Assets combined with the Managed Assets of Angel Oak Financial Strategies Income Term Trust are greater than $500 million determined on the anniversary of the IPO listing for year 2 with annual renewals thereafter. Such fee shall be accrued and paid in the same manner, over the same period and paid on the same day as the Adviser’s investment advisory fee is paid by the Fund pursuant to that certain investment advisory agreement between the Fund and Adviser (the “Services Fee”).

(b)

If this Agreement is terminated, other than pursuant to Sections 11(b)(ii), Adviser shall pay within 30 days of the termination date to Destra the pro-rata portion of the Services Fee computed on the average aggregate daily Managed Assets for the unpaid period preceding the termination date.

9.

LIMITATION OF LIABILITY OF DESTRA. Destra will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Adviser or the Fund in connection with the performance of the Services by Destra under this Agreement, except a loss directly or indirectly resulting from willful misfeasance, bad faith or gross negligence on Destra’s part in the performance of its duties, from the reckless disregard by Destra of its duties under this Agreement or the material breach by Destra of any of Destra’s representations, warranties or covenants hereunder (“Destra Disabling Conduct”).

The Fund agrees to indemnify, defend and hold harmless Destra, and any person who controls Destra within the meaning of Section 15 of the Securities Act (collectively, “Destra Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel incurred in connection therewith) which Destra Indemnified Persons may incur arising out of or relating to providing the Services under this Agreement, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Destra Disabling Conduct.

10.

LIMITATION OF LIABILITY OF THE FUND. The Fund will not be liable for any act or omission or for any error of judgment or for any loss suffered by Destra in connection with the performance of the Fund’s duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from the reckless disregard by it of its duties under this Agreement or the material breach by the Fund of any of the Fund’s representations, warranties or covenants hereunder (“Fund Disabling Conduct”).

Destra agrees to indemnify, defend and hold harmless the Fund, the Adviser, each of their officers, directors and agents, and any person who controls the Adviser or the Fund within the meaning of Section 15 of the Securities Act (collectively, “Fund Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel for the Fund incurred in connection therewith) that any Fund Indemnified Persons may incur arising out of or relating to (i) Destra Disabling Conduct with respect to the provision of services under this this Agreement; (ii) Destra’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; or (iii) Destra’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Fund Disabling Conduct.

11.	TERM; TERMINATION.

(a)	The term of this Agreement shall run through the full term of 2 years with annual renewals thereafter (the “Term”).

(b)	This Agreement may be terminated before the expiration of the Term solely as follows:

(i)	by Destra in the event of a material breach of this Agreement by the Fund and such material breach goes uncured for five days, upon 10 days’ prior written notice to the Fund;

(ii)	by the Fund in the event of a material breach of this Agreement by Destra and such material breach goes uncured for five days, upon 10 days’ prior written notice to Destra;

(iii)

by the Fund on 60 days’ written notice to Destra; provided, that, in the event that the Fund terminates the Agreement, Adviser shall be responsible for payment the Services Fee for the remainder of the Term;

(iv)	by Destra on 60 days’ written notice to the Fund; and

(v)	by the express written mutual agreement of all of the parties hereto.

(c)	Section 9, Section 10, Section 11(d) and Sections 12 through 25 shall survive any termination of this Agreement.

(d)

Upon termination of this Agreement by either party, Destra agrees to relinquish any and all materials and files relating to the Fund’s website, along with all user name/passwords and links associated with the Fund’s website.

12.	WEBSITE.

(a)

The Fund hereby reserves all rights in and to the trademarks, trade names, trade devices, symbols, insignias, service marks, logos, slogans and other indicia of origin and proprietary identifying symbols that the Adviser, the Fund or any of their affiliates owns or any abbreviation, contraction, designation or simulation thereof used by the Adviser or the Fund or any of their affiliates (the “Marks”). Destra and its employees, agents, contractors and representatives shall not make use of the Marks, except as authorized in writing by the Adviser or the Fund (as the case may be) in connection with Destra providing the Services. Nothing in this Agreement transfers any rights in any Marks to Destra or its employees, agents, contractors or representatives.

(b)

Destra agrees and acknowledges that the Fund owns all right, title, and interest, in or to, the Fund’s website, the source code underlying the Fund’s website, any patentable inventions or copyrightable material that Destra develops specifically for the purpose of performing the Services for the Fund, including any moral rights, and that any such copyrightable material is a “work made for hire.” To the extent that ownership of the Fund’s website, the source code underlying the Fund’s website, any such patentable inventions or copyrightable material are not vested in the Fund, Destra hereby assigns all right, title, and interest, in or to, any rights under copyright, patent or otherwise to the Fund. Destra further agrees to execute, or to cause Destra’s employees, agents, contractors or representatives to execute, any documents or do such other acts as the Fund may reasonably require in order to confirm the Fund’s ownership in any such copyrights or patents with the appropriate governmental authority. Any intellectual property rights licensed by Destra for the purposes of performing the Services shall be assignable to the Fund upon the Fund’s request, unless the Fund gives prior, written consent to enter such a license.

13.	AMENDMENT OF THIS AGREEMENT. This Agreement may not be amended, supplemented or otherwise modified except by written agreement executed by all the parties hereto.

14.

CONFIDENTIALITY. Destra and the Fund each acknowledge that it may obtain certain confidential information of the other parties to this Agreement, or, in the case of Destra, of the Adviser, the Fund and shareholders of the Fund, during the performance of its duties under this Agreement and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets; provided, that a party may disclose confidential information if (i) such disclosure is approved in writing by the applicable party from which the confidential information originates or (ii) such disclosure is required by applicable laws, rules, and regulations (including, for the avoidance of doubt, disclosures required in any document filed, provided or furnished with or to the SEC or other regulatory authority), or such disclosure is made in response to a valid request by a regulatory authority. If Destra is required or requested to disclose confidential information of the Fund or the Adviser pursuant to (ii) above, Destra shall immediately notify the Fund, or the Adviser, as the case may be, in order to provide the Fund or the Adviser, as the case may be, the opportunity to pursue such legal or other action as such parties may desire to prevent the release of such confidential information, and such party agrees to provide reasonable assistance to any party seeking to prevent the release of such confidential information, at the expense of the requesting party. For purposes of this Agreement, “confidential information” does not include information which, without any breach of Destra or the Fund of the foregoing, (1) is or becomes publicly available (other than in breach of this Agreement or a violation of a confidentiality obligation owed to a party hereto), (2) is in the possession of Destra or the Fund (as the case may be) prior to disclosure by the other party, (3) is independently developed by Destra or the Fund (as the case may be) outside the scope of this Agreement and without use of confidential information or (4) is rightfully obtained by Destra or the Fund (as the case may be) from third parties who have no duty of confidentiality to the Fund or Destra, respectively.

15.	GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws of any jurisdiction to the contrary.

16.

SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. Each party hereto agrees that it shall bring any action or proceeding in respect of any questions, claims, disputes, remedies or damages arising out of or related to this Agreement or the transactions contained in or contemplated hereby exclusively in the United States District Court for Illinois or any Illinois State court sitting in DuPage County (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject hereof (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives and agrees not to assert any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by applicable legal requirements. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

17.	BOOKS AND RECORDS

(a)

In compliance with the requirements of the 1940 Act, Destra hereby agrees that all records which it may maintain for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon request.

(b)

Destra hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with Services that Destra renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Adviser and/or the Fund are being conducted in a manner consistent with applicable laws and regulations. Subject to the proviso below, if Destra is required or requested to provide any information or reports to regulatory authorities, Destra shall immediately notify the Adviser and the Fund in order to provide the Adviser and the Fund the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports, and Destra agrees to provide reasonable assistance to the Adviser and the Fund in seeking to prevent the release of the information, in each case; provided, that such disclosure by Destra is not prohibited by applicable law.

18.

BENEFIT TO OTHERS. The understandings contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and, except as specifically contemplated herein with respect to Destra Indemnified Persons and Fund Indemnified Persons, they shall not be construed as conferring, and are not intended to confer, any rights on any other persons except the Fund. For the avoidance of doubt, the Fund is an express third-party beneficiary of this Agreement.

19.

BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights nor delegate its obligations under this Agreement without the prior written consent of other parties hereto. Any assignment not in accordance with this Section 19 shall be void ab initio.

20.

EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

21.

ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

22.

WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

23.

CONSTRUCTION. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

24.

SEVERABILITY. If any provision (or part thereof) of this Agreement is held illegal, invalid or unenforceable by a final decision of a court of competent jurisdiction, statute, rule, regulation, law or ordinance, the parties hereto shall negotiate in good faith to replace such provision with a legal, suitable and equitable substitute therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable proviso and the remaining provisions of this Agreement shall remain in full force and effect.

25.	NOTICES.

All notices required or permitted to be sent under this Agreement shall be sent:

If to the Fund, to:

Angel Oak Financial Strategies Income Term Trust

3344 Peachtree Rd. NE

Suite 1725

Atlanta, GA 30326

If to Adviser, to:

3344 Peachtree Rd. NE

Suite 1725

Atlanta, GA 30326

With a copy emailed to: dory.black@angeloakcapital.com

If to Destra, to:

Destra Capital Advisors LLC

444 West Lake Street

Suite 1700

Chicago, Illinois 60606

With a copy emailed to: legal@destracapital.com

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused the instrument to be executed by their officers designated below as of the day and year first above written.

Angel Oak Dynamic Financial Strategies Income Term Trust

By:

Name:

Title:

Angel Oak Capital Advisors, LLC

By:

Name:

Title:

Destra Capital Advisors LLC

By:

Name:

Title: